Exhibit 10.6

GUIDEWIRE SOFTWARE, INC.

OFFER LETTER

November 5, 2003

Dear Jeremy:

We are pleased to offer you the position of Product Manager at a starting salary of $95,000 per year. If you accept this offer we expect that you will begin working on November 24, 2003. You will be a member of Guidewire’s marketing team, reporting to Dan Gordon, Director of Product Management.

As a regular employee of Guidewire Software, Inc. (“Guidewire”) you will be eligible to participate in a number of Company-sponsored benefits, which are described in our employee manual. These include medical and dental insurance and a 401(k) plan.

Subject to approval by the Board of Directors, you will be granted an option to purchase 30,000 shares of the Company’s common stock under the Company’s 2002 Stock Option/Stock Issuance Plan. The per-share exercise price of the option will be equal to the per-share fair market value of the common stock on the date of grant, as determined by the Board of Directors. Your receipt of this option will be subject to you executing the Company’s standard stock option agreement. So long as you continue in service with the Company, the option will vest and become exercisable with respect to 25% of the option shares on the one-year anniversary of the date of grant and, with respect to the balance, in 36 equal successive monthly installments upon your completion of each additional month of service thereafter.

Like other Guidewire employees, you will be employed on an at-will basis. This means that either you or Guidewire may terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title and reporting level, compensation and benefits, as well as Guidewire’s policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the Chief Executive Officer of the Company.

Your employment pursuant to this offer is contingent on the following: (1) your signing of the enclosed Proprietary Information and Inventions Assignment Agreement, which, among other things, requires that you will not, during your employment with Guidewire, improperly use or disclose any proprietary information or trade secrets of any former employer and will not bring onto Guidewire premises any confidential or proprietary information of any former employer unless that employer has consented to such action in writing; and (2) your ability to provide the Company with the legally-required proof of your identity and authorization to work in the United States.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. A duplicate original of this offer is enclosed for your records. To accept this offer, please sign and return this letter and the executed Proprietary Information and Inventions Assignment Agreement to me. This offer, if not accepted, will expire on November 5th, 2003.

We look forward to having you join our Guidewire team.

If you have any questions, please call me at (650) 357-9100 × l12.

Sincerely,

/s/ Dan Gordon
Dan Gordon
Director of Product Management

I have read and accept this employment offer.

Date: 11/5/2003	/s/ Jeremy Henrickson
[Employee’s Signature] Jeremy Henrickson